Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Year End 2007 Results

IRVINE, California. — Tuesday, May 20, 2008 — Impac Mortgage Holdings, Inc. (NYSE: IMH) (“IMH” or the “Company”), a real estate investment trust (“REIT”), reports a net loss of $(2.0) billion, or $(27.10) per diluted common share for 2007, as compared to a net loss of $(75.3) million, or $(1.18) per diluted common share for 2006. The net loss was primarily the result of a $1.4 billion provision for loan losses as a result of deteriorating market conditions, higher delinquencies and higher severities.

Estimated taxable loss available to common stockholders for 2007 was $(136.0) million or $(1.79) per diluted common share, as compared to estimated taxable income of $79.5 million or $1.05 per diluted common share for 2006. As a REIT, we pay dividends to our stockholders based on estimated taxable income. For differences between net (loss) earnings as determined by generally accepted accounting principles (“GAAP”) and estimated taxable income, please refer to the enclosed reconciliation schedule. The Company has filed its Form 10-K with the Securities Exchange Commission (“SEC”) which includes additional financial information for 2007. The Company’s Form 10-K is also available on our website at www.impaccompanies.com under stockholder relations.

Market Conditions

The mortgage market faced adversity during the second half of 2007 as the continued broad repricing of mortgage credit risk led to a severe contraction in market liquidity. Furthermore, the market has continued to try to quantify the ultimate loss rates that are going to be experienced in asset backed securities.

Conditions in the secondary markets (the markets in which we sell and securitize mortgage loans), which dramatically worsened during the third quarter, continue to be depressed as investor concerns over credit quality and a weakening of the United States housing market have remained high. As a result, the capital markets remain very volatile and illiquid and have effectively been unavailable to the Company. The Company believes the existing conditions in the secondary markets are unprecedented since the Company’s inception and, as such, inherently involve significant risks and uncertainty. These conditions could continue to adversely impact the performance of our long-term investment portfolio. Until bond spreads and credit performance return to more historical levels, it will be impossible for the Company to execute securitizations and loan sales. As a result, in the second half of 2007, the Company was forced to further alter its business strategies and discontinue its correspondent, retail, wholesale and commercial mortgage operations as well as the warehouse lending operations, in response to the market conditions.

We believe several converging factors led to the broad repricing, including general concerns over the decline in home prices, the rapid increase in the number of delinquent Alt-A loans, the reduced willingness of investors to acquire commercial paper backed by mortgage collateral, the resulting contraction in market liquidity and availability of financing lines, the numerous rating agency downgrades of securities, and the increase in supply of securities potentially available for sale.

The downward spiral of negative pricing adjustments on assets had a compounding effect as lower prices led to increased lender margin calls for some market participants, which in turn, forced additional selling, causing yet further declines in prices. These events continued to multiply throughout much of the year.

Normal market trading activity during the second half of 2007 was unusually light as uncertainty related to future loss estimates made it difficult for willing buyers and sellers to agree on price. This condition was particularly acute with respect to securities backed by 2006 and 2007 Alt-A loans where market participants were setting price levels based on widely varied opinions about future loan performance and loan loss severity. While the early credit performance for these securities has been clearly far worse than initial expectations, the ultimate level of realized losses will largely be influenced by events that will likely unfold over the next several years, including the severity of housing price declines and the overall strength of the economy.

Liquidity

The Company has taken steps to reduce operating costs, including reducing staff and lease costs, to a level at which the cash flows from the long-term mortgage portfolio and its master servicing portfolio could support the Company’s ongoing operations. The Company continues to re-size the organization to a level more in line with its ongoing operations. Once the Company is able to reduce the uncertainty surrounding the remaining reverse repurchase and warehouse line and repurchase reserves in discontinued operations, the Company should be able to meet its liquidity needs from cash flows generated from the long-term mortgage portfolio and its master servicing fees. The Company is in negotiations to convert the reverse repurchase line with an outstanding balance of $318.7 million at December 31, 2007, to a note. In an effort to maintain capital, the Company did not declare a cash dividend on our common stock subsequent to the first quarter of 2007.

Year End 2007 vs. Year End 2006 Net Loss

	For the Year Ended December 31,
			Increase	%
	2007	2006	(Decrease)	Change
Interest income	$1,224,821	$1,134,002	$90,819	8%
Interest expense	1,179,015	1,196,199	(17,184)	(1)
Net interest income (expense)	45,806	(62,197)	108,003	174
Provision for loan losses	1,390,008	34,600	1,355,408	3,917
Net interest income (expense) after provision for loan losses	(1,344,202)	(96,797)	(1,247,405)	(1,289)
Total non-interest income	(269,553)	113,566	(383,119)	(337)
Total non-interest expense	25,096	22,318	2,778	12
Income tax expense (benefit)	14,861	(13,597)	28,458	209
Net (loss) earnings from continuing operations	(1,653,712)	8,048	1,661,760	20,648
Loss from discontinued operations, net	(393,378)	(83,321)	(310,057)	(372)
Net loss	$(2,047,090)	$(75,273)	$1,971,817	2,620%

Net loss per share - diluted	$(27.10)	$(1.18)	$(25.91)	(2,192)%
Dividends declared per common share	$0.35	$0.95	$(0.60)	(63)%

Selected Financial Results for 2007

Continuing Operations

•                  Net Loss of $1.7 billion for 2007 compared to net income of $8.0 million for 2006.

•                  Estimated taxable (loss) per diluted common share was ($1.79) for 2007 as compared to actual taxable income per diluted common share of $1.05 for 2006. See the “Estimated Taxable Income available to IMH Common Stockholders” table for the calculation of estimated taxable income.

•                  Provision for loan losses was $1.4 billion for 2007 compared to $34.6 million for 2006.

•                  REO charge offs were $281.3 million for 2007 compared to $24.7 million for 2006.

•                  The long-term investment operations retained approximately $3.0 billion of primarily Alt-A mortgages and $234.9 million commercial mortgages compared to $5.3 billion and $526.6 million, respectively, for 2006.

Discontinued Operations

•                  Net Loss of $393.4 million for 2007 compared to a loss of $83.3 million for 2006.

•                  Provision for repurchase was $34.7 million for 2007 compared to $7.4 million for 2006

•                  Reverse repurchase agreements were $336.7 million for 2007 compared to $1.7 billion for 2006.

•                  Mortgages held-for-sale were $279.7 million, including a fair value adjustment of $118.4 million for 2007 compared to mortgages held-for-sale of $1.6 billion, including an $18.7 million fair value adjustment at December 31, 2006.

•                  The mortgage operations acquired or originated approximately $4.1 billion of primarily non-conforming Alt-A mortgages during 2007, as compared to $11.6 billion for 2006.

•                  The commercial operations originated approximately $0.4 billion of commercial and multifamily loans during 2007, as compared to $1.0 billion acquired or originated by the REIT in 2006.

Estimated Taxable Income

Because dividend payments are based on estimated taxable income, dividends may be more or less than net earnings. As such, we believe that the disclosure of estimated taxable income available to common stockholders, which is a non-generally accepted accounting principle, or “non-GAAP,” financial measurement, is useful information for our investors.   Based on current tax estimates, all of the 2007 dividends may be a return of capital.  Additionally, losses recorded for GAAP, generally are reflected as losses in taxable income in subsequent periods.

The following table presents a reconciliation of net (loss) earnings (GAAP) to estimated taxable income available to common stockholders for the periods indicated (in thousands, except per share amounts):

	For the year ended December 31,
	2007 (1)	2006	2005
Net (loss) earnings	$(2,047,090)	$(75,273)	$270,258
Adjustments to net (loss) earnings: (2)
Loan loss provisions (3)	1,467,074	43,054	30,563
Tax deduction for actual loan losses (3)	(280,195)	(27,157)	(16,004)
GAAP earnings on REMICs (4)	(51,198)	(16,822)	—
Taxable income on REMICs (5)	224,879	34,297	—
Change in fair value of derivatives (6)	251,875	114,490	(155,695)
Dividends on preferred stock	(14,886)	(14,698)	(14,530)
Net loss (earnings) of taxable REIT subsidiaries (7)	310,542	25,994	(14,968)
Dividend from taxable REIT subsidiaries (8)	—	7,400	32,850
Elimination of inter-company loan sales transactions (9)	(27,437)	(11,913)	10,429
Non deductible capital loss on security available-for-sale (10)	29,022	—	—
Miscellaneous adjustments	1,434	166	—
Estimated taxable income (loss) available to common stockholders’ (11)	$(135,980)	$79,538	$142,903
Estimated taxable income (loss) per diluted common share (11)	$(1.79)	$1.05	$1.87
Diluted weighted average common shares outstanding	76,096	76,106	76,277

1.               Estimated taxable income (loss) includes estimates of book to tax adjustments and can differ from actual taxable income as calculated when we file our annual corporate tax return. Since estimated taxable income (loss) is a non-GAAP financial measurement, the reconciliation of estimated taxable income (loss) available to common stockholders to net earnings (loss) is intended to meet the requirements of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements. To maintain our REIT status, we are required to distribute a minimum of 90% of our annual taxable income to our stockholders.

2.               Certain adjustments are made to net earnings in order to calculate estimated taxable income due to differences in the way revenues and expenses are recognized under the two methods.

3.               To calculate estimated taxable income, actual loan losses are deducted. For the calculation of net earnings, GAAP requires a deduction for estimated losses inherent in our mortgage portfolios in the form of a provision for loan losses, which are generally not deductible for tax purposes. Therefore, as the estimated losses provided for GAAP are realized, the losses will negatively and may materially impact future taxable income. The loan loss provisions include the allowance for loan loss provision and the REO loan loss provision for the REIT.

4.               Includes GAAP amounts related to the REMIC securitizations, which were treated as secured borrowings for GAAP purposes and sales for tax purposes. The REMIC GAAP income excludes the provision for loan losses recorded that may relate to the REMIC collateral included in securitized mortgage collateral. The Company does not have any specific valuation allowances recorded as an offset to the REMIC collateral.

5.               Includes amounts that are taxable to the Company related to its residual interest in the securitizations, as the REMICs are accounted for as sales in its tax filings.

6.               The mark-to-market change for the valuation of derivatives at IMH is income or expense for GAAP financial reporting but is not included as an addition or deduction for taxable income calculations until realized.

7.               Represents net earnings of IFC and ICCC, our taxable REIT subsidiaries (TRS), which may not necessarily equal taxable income.

8.               Any dividends paid to IMH by the TRS in excess of their cumulative undistributed taxable income would be recognized as return of capital by IMH to the extent of IMH’s capital investment in the TRS. Distributions from the TRS to IMH may not equal the TRS net earnings, however, IMH can only recognize dividend distributions received from the TRS as taxable income to the extent that the TRS distributions are from current or prior period undistributed taxable income. Any distributions by the TRS in excess of IMH’s capital investment in the TRS would be taxed as capital gains.

9.               Includes the effects to taxable income associated with the elimination of gains from inter-company loan sales and other intercompany transactions between IFC, ICCC, and IMH, net of tax and the related amortization of the deferred charge.

10.         This amount includes a non deductible loss for an other than temporary impairment on certain securities classified as available-for-sale.  It is expected that this loss will be realized in a subsequent period.

11.         Excludes the deduction for common stock dividends paid and the availability of a deduction attributable to net operating loss carry-forwards. As of December 31, 2007, the Company had estimated federal net operating loss carry-forwards of $152.4 million that expire in the year 2020.

Year End 2007 vs. Year End 2006

Estimated taxable income available to common stockholders decreased $215.5 million for the year-ended 2007 as compared to decreases of $63.4 million for 2006. The decline in estimated taxable income was mainly attributable to:

•                  an increase in loan losses of $253.0 million, as a result of an increase in REO additions, coupled with an increase in loss severities, due to the glut of real estate for sale in the marketplace;

•                  the warehouse operations recognized a $60.0 million loss as a result of satisfying the mortgage operations obligations with the underlying collateral.  The $60.0 million loss is the difference between the fair value of the mortgage loans transferred from the taxable reit subsidiary (mortgage operations) and the carrying value of the finance receivable recorded by the warehouse lending operations; also,

•                  a $190.6 million increase in taxable income from the retained interests in the REMIC securitizations, which was attributable to higher cash receipts from REMICs as the Company added three REMIC securitizations in the fourth quarter of 2006 and three in the first half of 2007.  Taxable income from securitizations, treated as a sale for tax purposes, are generally higher in the first 12 months following the securitization as there are few realized tax losses, until foreclosures are liquidated; additionally,

•                  Collateralized mortgage obligations (CMOs) generated $95.4 million in additional net interest income primarily due to slower prepayment speeds which reduced the net amortization costs by $118.5 million.  However, these slower prepayments also reduced prepayment penalty fees received by $31.3 million.

Year End 2007 Earnings Conference Call The Company has announced a conference call and live web cast on Wednesday, May 21,  2008 at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time). We will discuss results of operations for 2007 and provide a general update on current trends followed by a question and answer session. If you would like to participate in the conference call, you may listen by dialing (800) 350-9149, conference ID number 47663063, or access the web cast via our web site at http://www.impaccompanies.com. To participate in the conference call, dial in fifteen minutes prior to the scheduled start time. The call will also be archived through May 30, 2008.  To listen to the archived call dial (800) 642-1687 or (706) 645-9291, conference call ID 47663063. The conference call will also be archived on the Company’s web site at www.impaccompanies.com and can be accessed by linking to Stockholder Relations/ Presentations/Audio Archives. You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheet by using our e-mail alert feature located at the web site under Stockholder Relations/ Contact Us/Email Alerts.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “could,” “anticipate,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to our ability to successfully manage through the current market environment; ability to meet liquidity needs from cash flows generated from the long-term mortgage portfolio and master servicing fees; our ability to reduce expenses from our discontinued operations; our ability to sell our remaining mortgages; failure to sell, or achieve expected returns on sale of, negotiated loan sales, including non-performing loans, in the secondary market due to market conditions, lack of interest or ineffectual pricing; inability to effectively liquidate properties through auction process or otherwise; unexpected increases in our loan repurchase obligations; inability to implement strategies effectively to increase cure rates, reduce delinquencies or mitigate losses on mortgage loans; changes in assumptions regarding estimated loan losses or fair value amounts; increase in default rates on our mortgages; inability to continue existing reverse repurchase facility or obtain other financing on acceptable terms; ability to continue as a going concern as a result of deteriorating market conditions causing further losses on mortgage loans; ability to continue to pay dividends on outstanding preferred stock; the ability of our common stock and Series B and C preferred stock to continue trading in an active market; the loss of executive officers and other key management employees; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the adoption of changes of new laws that affect our business or the business of people with whom we do business; interest rate fluctuations on our assets that differ from our liabilities; the outcome of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007. This press release speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About Impac Mortgage Holdings, Inc.

Impac Mortgage Holdings, Inc. is a mortgage REIT, which through its Long Term Investment Operations is primarily invested in non-conforming Alt A mortgage loans (Alt-A) and to a lesser extent small balance commercial and multi-family loans.  The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments, please call Justin Moisio in Investor Relations at (949) 475-3988 or email jmoisio@impaccompanies.com.  Web site:  www.impaccompanies.com